Portillo’s Inc. Announces Second Quarter 2025 Financial Results

Oak Brook, IL— August 5, 2025—Portillo’s Inc. (“Portillo’s” or the “Company”) (NASDAQ: PTLO), the one-of-a-kind restaurant concept known for its menu of Chicago-style favorites, today reported financial results for the second quarter ended June 29, 2025.

Second Quarter 2025 Performance Highlights (vs. Second Quarter 2024):

•Total revenue of $188.5 million, an increase of 3.6% or $6.6 million
•Same-restaurant sales increase of +0.7%
•Operating income of $17.5 million, a decrease of $0.6 million
•Net income of $10.0 million, an increase of $1.5 million
•Restaurant-Level Adjusted EBITDA(1) of $44.5 million, a decrease of $0.1 million
•Adjusted EBITDA(1) of $30.1 million, an increase of $0.2 million

(1) Adjusted EBITDA and Restaurant-Level Adjusted EBITDA are non-GAAP measures. Please see definitions and the reconciliations of these non-GAAP measures accompanying this release.

“Our team operated well through a tough traffic environment in the second quarter, managing restaurant-level margins effectively and driving solid earnings,” said Michael Osanloo, President and Chief Executive Officer of Portillo’s. “We’re testing and learning, refining our new market playbook, and focused on continuous improvement to drive consistent sales, expand our restaurant footprint and deliver top-tier shareholder returns.”

Second Quarter 2025 Financial and Operating Results

Revenues for the quarter ended June 29, 2025 were $188.5 million compared to $181.9 million for the quarter ended June 30, 2024, an increase of $6.6 million or 3.6%. The increase in revenues was primarily attributed to the opening of nine restaurants during the second through fourth quarters of 2024 and an increase in same-restaurant sales. Restaurants not in the Comparable Restaurant Base (as defined below) contributed $6.1 million of the total year-over-year increase. Same-restaurant sales increased 0.7%, or $1.1 million in the quarter. The same-restaurant sales increase was attributable to an increase in average check of 2.1%, partially offset by a 1.4% decrease in transactions. The higher average check was driven by an approximate 3.4% increase in certain menu prices, partially offset by a 1.3% decrease in product mix. To address inflationary cost pressures, the Company increased select menu prices by approximately 1.0% in April 2025 and 0.7% in June 2025. For the purpose of calculating same-restaurant sales for the quarter ended June 29, 2025, sales for 75 restaurants that were open for at least 24 full fiscal periods were included in the Comparable Restaurant Base.
Total restaurant operating expenses for the second quarter ended June 29, 2025 were $144.0 million compared to $137.3 million for the second quarter ended June 30, 2024, an increase of $6.7 million or 4.9%. The increase was primarily driven by the opening of nine restaurants during the second through fourth quarters of 2024. Additionally, food, beverage and packaging costs were negatively impacted by a 1.9% increase in commodity prices. The increase in labor expense was driven by incremental investments to support our team members. Lastly, the increase in other operating expenses was due to the aforementioned restaurant openings and increase in repairs and maintenance, utilities, and insurance expense, partially offset by lower cleaning expenses due to vendor renegotiation.

General and administrative expenses for the quarter ended June 29, 2025 were $18.8 million compared to $17.9 million for the quarter ended June 30, 2024, an increase of $0.9 million or 4.8%. This increase was primarily driven by higher professional fees and advertising expenses, partially offset by lower equity-based compensation.

Operating income for the second quarter ended June 29, 2025 was $17.5 million compared to $18.1 million for the first quarter ended June 30, 2024, a decrease of $0.6 million or 3.2% primarily due to the aforementioned change in revenue and expenses, partially offset by a decrease in pre-opening expenses of $0.4 million. The decrease in pre-opening expenses was due to the number and timing of activities related to our planned restaurant openings.

Net income for the second quarter ended June 29, 2025 was $10.0 million compared to a net income of $8.5 million for the second quarter ended June 30, 2024, an increase of $1.5 million or 17.7%. The increase in net income was primarily due to an increase in the tax receivable agreement liability adjustment of $1.4 million and a decrease in interest expense of $0.9 million, partially offset by a decrease in operating income of $0.6 million due to the aforementioned factors and an increase in income tax expense of $0.2 million.

Restaurant-Level Adjusted EBITDA* for the second quarter ended June 29, 2025 was $44.5 million compared to $44.6 million for the quarter ended June 30, 2024, a decrease of $0.1 million or 0.2%

Adjusted EBITDA* for the second quarter ended June 29, 2025 was $30.1 million compared to $29.9 million for the quarter ended June 30, 2024, an increase of $0.2 million or 0.7%.

*A reconciliation of Restaurant-Level Adjusted EBITDA and Adjusted EBITDA and the nearest GAAP financial measure is included under “Non-GAAP Measures” in the accompanying financial data below.

Second Quarter 2025 Development Highlights

No new restaurants were opened during the quarter ended June 29, 2025. Subsequent to June 29, 2025, the Company opened one new restaurant in Tomball, Texas, bringing the total restaurant count to 95, which includes one restaurant owned by C&O of which Portillo’s owns 50% of the equity.

In the second half of 2025, the Company plans to open 12 new restaurants. The Company’s current focus continues to be in the Sunbelt, with plans to continue expanding in Texas as well as enter Atlanta in the second half of 2025. Additionally, the Company plans to open its first in-line, walk-up restaurant format later this year, while simultaneously filling in existing markets, including Chicagoland and adjacent territories as opportunities become available. All our restaurant openings in 2025 are expected to be restaurant of the future (“RoTF 1.0”), except one pick-up only and our first in-line walk-up restaurant. RoTF 1.0 is our 6,250 square foot prototype restaurant with a 47-foot production line that is more efficient to build and also better reflects the way consumers interact with our brand today.

Fiscal 2025 Financial Targets

Based on current expectations, management has updated financial targets for fiscal 2025 as follows:

	Prior Target	Updated Target
Unit growth	12 new units	12 new units
Same-restaurant sales	1% to 3%	1% to 3%
Revenue growth	10% to 12%	5% to 7%
Commodity inflation	3% to 5%	3% to 5%
Labor inflation	3% to 4%	3% to 4%
Restaurant-level adjusted EBITDA margin*	22.5% to 23%	22.5% to 23%
General and administrative expenses	$80 - $82 million	$78 - $80 million
Pre-opening expenses	$11 - $12 million	$11 - $12 million
Adjusted EBITDA growth*	5% to 8%	Flat to Low single-digits
Capital expenditures	$97 - $100 million	$97 - $100 million
*We are unable to reconcile the financial target for adjusted EBITDA growth and restaurant-level adjusted EBITDA margin to net income/loss growth and operating income/loss margin, the respective corresponding U.S. GAAP measure, due to variability and difficulty in making accurate forecasts and projections and because not all information necessary to prepare the reconciliation is available to us without unreasonable efforts. For the same reasons, we are unable to address the probable significance of the unavailable information because we cannot accurately predict all of the components of the adjusted calculations and the non-GAAP measure may be materially different than the GAAP measure.

Long-Term Financial Targets

Annual unit growth	12% - 15%
Same-restaurant sales	Low single digits
Revenue growth	Mid teens
Adjusted EBITDA growth*	Low teens
*We are unable to reconcile the long-term outlook for Adjusted EBITDA growth to net income/loss, the corresponding U.S. GAAP measure, due to variability and difficulty in making accurate forecasts and projections and because not all information necessary to prepare the reconciliation is available to us without unreasonable efforts. For the same reasons, we are unable to address the probable significance of the unavailable information because we cannot accurately predict all of the components of the adjusted calculations and the non-GAAP measure may be materially different than the GAAP measure.

The following definitions apply to these terms as used in this release:

Change in Same-Restaurant Sales - The change in same-restaurant sales is the percentage change in year-over-year revenue for the Comparable Restaurant Base, which is defined as the number of restaurants open for at least 24 full fiscal periods. For the quarters ended June 29, 2025 and June 30, 2024, there were 75 and 70 restaurants in our Comparable Restaurant Base, respectively.

A change in same-restaurant sales is the result of a change in restaurant transactions, average guest check, or a combination of the two. We gather daily sales data and regularly analyze the guest transaction counts and the mix of menu items sold to strategically evaluate menu pricing and demand. Measuring our change in same-restaurant sales allows management to evaluate the performance of our existing restaurant base. We believe this measure provides a consistent comparison of restaurant sales results and trends across periods within our core, established restaurant base, unaffected by results of restaurant openings and enables investors to better understand and evaluate the Company’s historical and prospective operating performance.

Average Unit Volume - AUV is the total revenue recognized in the Comparable Restaurant Base, including C&O, divided by the number of restaurants in the Comparable Restaurant Base, including C&O, by period.

This key performance indicator allows management to assess changes in consumer spending patterns at our restaurants and the overall performance of our restaurant base.

Adjusted EBITDA and Adjusted EBITDA Margin - Adjusted EBITDA represents net income (loss) before depreciation and amortization, interest expense, interest income, and income taxes, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing core operating performance as identified in the reconciliation of net income (loss), the most directly comparable GAAP measure to Adjusted EBITDA. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of revenues, net. See also “Non-GAAP Financial Measures.”

Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin - Restaurant-Level Adjusted EBITDA is defined as revenue, less restaurant operating expenses, which include food, beverage and packaging costs, labor expenses, occupancy expenses and other operating expenses. Restaurant-Level Adjusted EBITDA excludes corporate level expenses and depreciation and amortization on restaurant property and equipment. Restaurant-Level Adjusted EBITDA Margin represents Restaurant-Level Adjusted EBITDA as a percentage of revenues, net. See also “Non-GAAP Financial Measures.”

For more information about the Company’s Non-GAAP measures, how they are calculated and reconciled and why management believes that they are useful, see “Non-GAAP Financial Measures” below.

Earnings Conference Call

The Company will host a conference call to discuss its financial results for the second quarter on Tuesday, August 5, 2025, at 10:00 AM ET. The conference call can be accessed live over the phone by dialing 877-407-3982. A telephone replay will be available shortly after the call has concluded and can be accessed by dialing 844-512-2921, and using passcode #13748477. The webcast replay will be available at investors.portillos.com shortly after the call has concluded.

About Portillo’s

Portillo’s (NASDAQ: PTLO) is a one-of-a-kind brand that has grown from a small hot dog trailer in Chicago to more than 90 restaurants across 10 states. Known for its unique menu of craveable Italian beef sandwiches, Chicago-style hot dogs, char-grilled burgers, fresh salads and iconic chocolate cake, Portillo’s is beloved in both its home of Chicagoland and across new and growing markets. Portillo’s operates a company-owned model of not just restaurants – but experience-focused destinations that blend dine-in, drive-thru, takeout and delivery to serve our guests with the food they crave. And now, after six decades of success and counting, Portillo’s is on a mission to bring its iconic food and unforgettable dining experience to guests across the country.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). All statements other than statements of historical fact are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial position, results of operations, plans, objectives, future performance and business, and are based on currently available operating, financial and competitive information which are subject to various risks and uncertainties, so you should not place undue reliance on forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "commit," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other similar expressions.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:

•risks related to or arising from our organizational structure;
•risks of food-borne illness and food safety and other health concerns about our food;
•risks relating to the economy and financial markets, including in relation to trade and tax policy changes and other macroeconomic uncertainty, including, inflation, fluctuating interest rates, stock market volatility, recession concerns, and other factors;
•the impact of unionization activities of our team members on our reputation, operations and profitability;
•risks associated with our reliance on certain information technology systems, including our new enterprise resource planning system, and potential failures or interruptions;
•risks associated with data, privacy, cyber security and the use and implementation of information technology systems, including our digital ordering and payment platforms for our delivery business;
•risks associated with increased adoption, implementation and use of artificial intelligence technologies across our business;
•the impact of competition, including from our competitors in the restaurant industry or our own restaurants;
•the increasingly competitive labor market and our ability to attract and retain the best talent and qualified employees;
•the impact of federal, state or local government regulations relating to privacy, data protection, advertising and consumer protection, building and zoning requirements, labor and employment matters, costs of or ability to open new restaurants, or the sale of food and alcoholic beverages;
•inability to achieve our growth strategy, such as the availability of suitable new restaurant sites in existing and new markets and opening of new restaurants at the anticipated rate and on the anticipated timeline;
•the impact of consumer sentiment and other economic factors on our sales;
•increases in food and other operating costs, tariffs and import taxes, and supply shortages; and
•other risks identified in our filings with the Securities and Exchange Commission (the “SEC”).

All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in the Company’s most recent Annual Report on Form 10-K, filed with the SEC. All of the Company’s SEC filings are available on the SEC’s website at www.sec.gov. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Contact:
Chris Brandon, Vice President of Investor Relations
312.931.5578
cbrandon@portillos.com

Media Contact:
Sara Wirth, Director of Communications & PR
press@portillos.com

PORTILLO’S INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except common share and per common share data)

	Quarter Ended				Two Quarters Ended
	June 29, 2025		June 30, 2024		June 29, 2025		June 30, 2024

REVENUES, NET	$188,456	100.0%	$181,862	100.0%	$364,893	100.0%	$347,693	100.0%

COST AND EXPENSES:
Restaurant operating expenses:
Food, beverage and packaging costs	63,750	33.8%	61,712	33.9%	124,852	34.2%	118,673	34.1%
Labor	48,340	25.7%	46,412	25.5%	95,208	26.1%	89,714	25.8%
Occupancy	9,966	5.3%	9,211	5.1%	19,987	5.5%	18,551	5.3%
Other operating expenses	21,919	11.6%	19,958	11.0%	43,709	12.0%	39,815	11.5%
Total restaurant operating expenses	143,975	76.4%	137,293	75.5%	283,756	77.8%	266,753	76.7%

General and administrative expenses	18,798	10.0%	17,941	9.9%	37,701	10.3%	36,481	10.5%
Pre-opening expenses	1,697	0.9%	2,100	1.2%	2,205	0.6%	3,523	1.0%
Depreciation and amortization	7,137	3.8%	7,106	3.9%	14,177	3.9%	14,050	4.0%
Net income attributable to equity method investment	(382)	(0.2)%	(335)	(0.2)%	(546)	(0.1)%	(540)	(0.2)%
Other income, net	(300)	(0.2)%	(358)	(0.2)%	(312)	(0.1)%	(786)	(0.2)%
OPERATING INCOME	17,531	9.3%	18,115	10.0%	27,912	7.6%	28,212	8.1%
Interest expense	5,726	3.0%	6,603	3.6%	11,475	3.1%	13,133	3.8%
Interest income	(79)	—%	(75)	—%	(150)	—%	(154)	—%
Tax Receivable Agreement liability adjustment	(1,838)	(1.0)%	(439)	(0.2)%	(2,485)	(0.7)%	(1,000)	(0.3)%
INCOME BEFORE INCOME TAXES	13,722	7.3%	12,026	6.6%	19,072	5.2%	16,233	4.7%
Income tax expense	3,679	2.0%	3,496	1.9%	5,039	1.4%	2,359	0.7%
NET INCOME	10,043	5.3%	8,530	4.7%	14,033	3.8%	13,874	4.0%
Net income attributable to non-controlling interests	1,339	0.7%	2,060	1.1%	2,016	0.6%	2,842	0.8%
NET INCOME ATTRIBUTABLE TO PORTILLO'S INC.	$8,704	4.6%	$6,470	3.6%	$12,017	3.3%	$11,032	3.2%

Income per common share attributable to Portillo’s Inc.:
Basic	$0.13		$0.10		$0.18		$0.19
Diluted	$0.12		$0.10		$0.18		$0.18

Weighted-average common shares outstanding:
Basic	67,595,224		61,650,118		65,716,582		59,543,950
Diluted	69,867,802		64,608,698		68,174,864		62,577,748

PORTILLO’S INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except common share and per common share data)

	June 29, 2025	December 29, 2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents and restricted cash	$16,621	$22,876
Accounts and tenant improvement receivables	17,669	14,794
Inventories	10,098	7,915
Prepaid expenses	5,905	7,066
Total current assets	50,293	52,651
Property and equipment, net	384,883	358,975
Operating lease assets	243,220	222,390
Goodwill	394,298	394,298
Trade names	223,925	223,925
Other intangible assets, net	24,745	26,098
Equity method investment	15,538	16,056
Deferred tax assets	209,051	197,409
Other assets	7,777	8,284
Total other assets	875,334	866,070
TOTAL ASSETS	$1,553,730	$1,500,086

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$43,683	$45,516
Current portion of long-term debt	6,250	11,250
Short-term debt	70,000	25,000
Current portion of Tax Receivable Agreement liability	9,177	7,686
Deferred revenue	4,970	7,032
Short-term operating lease liabilities	6,458	6,013
Accrued expenses	30,730	33,072
Total current liabilities	171,268	135,569
LONG-TERM LIABILITIES:
Long-term debt, net of current portion	240,758	275,422
Tax Receivable Agreement liability	343,717	316,893
Long-term operating lease liability	306,692	278,540
Other long-term liabilities	3,498	3,559
Total long-term liabilities	894,665	874,414
Total liabilities	1,065,933	1,009,983

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value per share, 10,000,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.01 par value per share, 380,000,000 shares authorized, and 71,890,168 and 63,674,579 shares issued and outstanding as of June 29, 2025 and December 29, 2024, respectively	719	637
Class B common stock, $0.00001 par value per share, 50,000,000 shares authorized, and 3,442,335 and 10,732,800 shares issued and outstanding as of June 29, 2025 and December 29, 2024, respectively	—	—
Additional paid-in-capital	403,068	357,295
Retained earnings	55,146	43,129
Total stockholders' equity attributable to Portillo's Inc.	458,933	401,061
Non-controlling interest	28,864	89,042
Total stockholders' equity	487,797	490,103
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,553,730	$1,500,086

PORTILLO’S INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Two Quarters Ended
	June 29, 2025	June 30, 2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$14,033	$13,874
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,177	14,050
Amortization of debt issuance costs and discount	349	380
Loss on sales of assets	142	66
Equity-based compensation	4,608	5,717
Deferred income tax expense	5,039	2,359
Tax Receivable Agreement liability adjustment	(2,485)	(1,000)
Gift card breakage	(502)	(502)
Changes in operating assets and liabilities:
Accounts receivables	180	(681)
Receivables from related parties	(16)	(158)
Inventories	(2,183)	(22)
Other current assets	1,161	1,916
Operating lease asset	4,557	4,461
Accounts payable	(7,439)	6,833
Accrued expenses and other liabilities	(3,984)	(6,365)
Operating lease liabilities	(1,607)	(1,908)
Deferred lease incentives	1,586	2,101
Other assets and liabilities	1,077	507
NET CASH PROVIDED BY OPERATING ACTIVITIES	28,693	41,628
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(33,081)	(33,905)
Proceeds from the sale of property and equipment	5	77
NET CASH USED IN INVESTING ACTIVITIES	(33,076)	(33,828)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term debt, net	45,000	2,000
Payments of long-term debt	(38,750)	(3,750)
Proceeds from equity offering, net of underwriting discounts	—	114,960
Repurchase of outstanding equity / Portillo's OpCo units	—	(114,960)
Distributions paid to non-controlling interest holders	(1,291)	(838)
Proceeds from stock option exercises	2,727	1,109
Employee withholding taxes related to net settled equity awards	(887)	(279)
Proceeds from Employee Stock Purchase Plan purchases	278	306
Payments of Tax Receivable Agreement liability	(7,686)	(4,429)
Payment of deferred financing costs	(1,263)	—
NET CASH USED IN FINANCING ACTIVITIES	(1,872)	(5,881)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(6,255)	1,919
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF THE PERIOD	22,876	10,438
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF THE PERIOD	$16,621	$12,357

PORTILLO’S INC
SELECTED OPERATING DATA AND NON-GAAP FINANCIAL MEASURES

	Quarter Ended		Two Quarters Ended
	June 29, 2025	June 30, 2024	June 29, 2025	June 30, 2024
Total Restaurants (a)	94	86	94	86
AUV (in millions) (a)	N/A	N/A	$8.7	$9.0
Change in same-restaurant sales (b)(c)	0.7%	(0.6)%	1.2%	(0.9)%
Adjusted EBITDA (in thousands) (b)	$30,064	$29,866	$51,274	$51,643
Adjusted EBITDA Margin (b)	16.0%	16.4%	14.1%	14.9%
Restaurant-Level Adjusted EBITDA (in thousands) (b)	$44,481	$44,569	$81,137	$80,940
Restaurant-Level Adjusted EBITDA Margin (b)	23.6%	24.5%	22.2%	23.3%
(a) Includes a restaurant that is owned by C&O of which Portillo’s owns 50% of the equity. AUVs for the quarters ended June 29, 2025 and June 30, 2024 represent AUVs for the twelve months ended June 29, 2025 and June 30, 2024, respectively. Total restaurants indicated are as of June 29, 2025.
(b) Excludes C&O.
(c) For the quarter ended June 30, 2024, same-restaurant sales compares the 13 weeks from April 1, 2024 through June 30, 2024 to the 13 weeks from April 3, 2023 through July 2, 2023. For the two quarters ended June 30, 2024, same-restaurant sales compares the 26 weeks from January 1, 2024 through June 30, 2024 to the 26 weeks from January 2, 2023 through July 2, 2023

PORTILLO’S INC.
NON-GAAP FINANCIAL MEASURES

To supplement the consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: Adjusted EBITDA and Adjusted EBITDA Margin, and Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin. Accordingly, Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin are not required by, nor presented in accordance with GAAP, but rather are supplemental measures of operating performance of our restaurants. You should be aware that these measures are not indicative of overall results for the Company and that Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin do not accrue directly to the benefit of stockholders because of corporate-level expenses excluded from such measures. These measures are supplemental measures of operating performance and our calculations thereof may not be comparable to similar measures reported by other companies. These measures are important measures to evaluate the performance and profitability of our restaurants, individually and in the aggregate, but also have important limitations as analytical tools and should not be considered in isolation as substitutes for analysis of our results as reported under GAAP.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA represents net income (loss) before depreciation and amortization, interest expense, interest income, and income taxes, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing core operating performance as identified in the reconciliation of net income (loss), the most directly comparable GAAP measure to Adjusted EBITDA. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of total revenues.

We use Adjusted EBITDA and Adjusted EBITDA Margin (i) to evaluate our operating results and the effectiveness of our business strategies, (ii) internally as benchmarks to compare our performance to that of our competitors and (iii) as factors in evaluating management’s performance when determining incentive compensation.

We believe that Adjusted EBITDA and Adjusted EBITDA Margin are important measures of operating performance because they eliminate the impact of expenses that do not relate to our core operating performance.

We are unable to reconcile the long-term outlook for Adjusted EBITDA to net income (loss), the corresponding U.S. GAAP measure, due to variability and difficulty in making accurate forecasts and projections and because not all information necessary to prepare the reconciliation is available to us without unreasonable efforts. For the same reasons, we are unable to address the probable significance of the unavailable information because we cannot accurately predict all of the components of the adjusted calculations and the non-GAAP measure may be materially different than the GAAP measure.

Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin

Restaurant-Level Adjusted EBITDA is defined as revenue, less restaurant operating expenses, which include cost of goods sold (excluding depreciation and amortization), labor expenses, occupancy expenses and other operating expenses. Restaurant-Level Adjusted EBITDA excludes corporate level expenses and depreciation and amortization on restaurant property and equipment. Restaurant-Level Adjusted EBITDA Margin represents Restaurant-Level Adjusted EBITDA as a percentage of revenue.

We believe that Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin are important measures to evaluate the performance and profitability of our restaurants, individually and in the aggregate.

See below for a reconciliation of net income, the most directly comparable GAAP measure, to Adjusted EBITDA and Adjusted EBITDA Margin (in thousands):

	Quarter Ended		Two Quarters Ended
	June 29, 2025	June 30, 2024	June 29, 2025	June 30, 2024
Net income	$10,043	$8,530	$14,033	$13,874
Net income margin	5.3%	4.7%	3.8%	4.0%
Depreciation and amortization	7,137	7,106	14,177	14,050
Interest expense	5,726	6,603	11,475	13,133
Interest income	(79)	(75)	(150)	(154)
Income tax expense	3,679	3,496	5,039	2,359
EBITDA	26,506	25,660	44,574	43,262
Deferred rent (1)	1,541	1,296	2,917	2,466
Equity-based compensation	2,658	2,890	4,608	5,717
Cloud-based software implementation costs (2)	84	325	267	450
Amortization of cloud-based software implementation costs (3)	295	146	514	146
Other loss (income) (4)	82	(9)	143	66
Transaction-related fees and expenses (5)	736	(3)	736	536
Tax Receivable Agreement liability adjustment (6)	(1,838)	(439)	(2,485)	(1,000)
Adjusted EBITDA	$30,064	$29,866	$51,274	$51,643
Adjusted EBITDA Margin (7)	16.0%	16.4%	14.1%	14.9%
(1) Represents the difference between cash rent payments and the recognition of straight-line rent expense recognized over the lease term.
(2) Represents non-capitalized third party consulting and software licensing costs incurred in connection with the implementation of a new ERP and HCM systems which are included within general and administrative expenses.
(3) Represents amortization of capitalized cloud-based ERP and HCM system implementation costs that are included within general and administrative expenses.
(4) Represents loss (gain) on disposal of property and equipment included within other income, net.
(5) Represents certain expenses that management believes are not indicative of ongoing operations, consisting primarily of certain professional fees included within general and administrative expenses.
(6) Represents remeasurement of the Tax Receivable Agreement liability.
(7) Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Revenues, net.

See below for a reconciliation of operating income, the most directly comparable GAAP measure, to Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin (in thousands):

	Quarter Ended		Two Quarters Ended
	June 29, 2025	June 30, 2024	June 29, 2025	June 30, 2024
Operating income	$17,531	$18,115	$27,912	$28,212
Operating income margin	9.3%	10.0%	7.6%	8.1%
Plus:
General and administrative expenses	18,798	17,941	37,701	36,481
Pre-opening expenses	1,697	2,100	2,205	3,523
Depreciation and amortization	7,137	7,106	14,177	14,050
Net income attributable to equity method investment	(382)	(335)	(546)	(540)
Other income, net	(300)	(358)	(312)	(786)
Restaurant-Level Adjusted EBITDA	$44,481	$44,569	$81,137	$80,940
Restaurant-Level Adjusted EBITDA Margin (1)	23.6%	24.5%	22.2%	23.3%
(1) Restaurant-Level Adjusted EBITDA Margin is defined as Restaurant-Level Adjusted EBITDA divided by Revenues, net.